UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

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☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

FIDELITY NATIONAL FINANCIAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FIDELITY NATIONAL FINANCIAL, INC.
601 Riverside Avenue
Jacksonville, Florida 32204
April 28, 2005
Dear Stockholder:
      On behalf of the Board of Directors, I cordially invite you to attend the annual meeting of stockholders of Fidelity National Financial, Inc. The meeting will be held on June 22, 2005 at 9:00 a.m., Eastern Daylight Time, in the Peninsular Auditorium at 601 Riverside Avenue, Jacksonville, Florida 32204. The formal Notice of Annual Meeting and Proxy Statement for this meeting are attached to this letter.
      The Notice of Annual Meeting and Proxy Statement contain more information about the annual meeting, including:

•	who can vote; and

•	the different methods you can use to vote, including the telephone, internet and traditional paper proxy card.
      Whether or not you plan to attend the annual meeting, please vote by one of these outlined methods to ensure that your shares are represented and voted in accordance with your wishes. This will help us avoid the expense of sending follow-up letters to ensure that a quorum is represented at the annual meeting, and will assure that your vote is counted if you are unable to attend.
      On behalf of the Board of Directors, I thank you for your cooperation.

Sincerely,

William P. Foley, II
Chairman of the Board and
Chief Executive Officer

FIDELITY NATIONAL FINANCIAL, INC.
601 Riverside Avenue
Jacksonville, Florida 32204
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To the Stockholders of Fidelity National Financial, Inc.
      Notice is hereby given that the 2005 Annual Meeting of Stockholders of Fidelity National Financial, Inc. will be held on June 22, 2005 at 9:00 a.m., Eastern Daylight Time, in the Peninsular Auditorium at 601 Riverside Avenue, Jacksonville, Florida 32204 for the following purposes:

(1) to elect four directors to serve for the next three years or until their successors are duly elected and qualified or until their earlier death, resignation or removal;

(2) to ratify the appointment of KPMG LLP as our independent auditors for the 2005 fiscal year; and

(3) to transact such other business as may properly come before the meeting or any adjournment thereof.
      The Board of Directors set April 25, 2005 as the record date for the meeting. This means that owners of Fidelity National Financial, Inc. common stock at the close of business on that date are entitled to:

•	receive notice of the meeting; and

•	vote at the meeting and any adjournments or postponements of the meeting.
      All stockholders are cordially invited to attend the meeting in person. However, even if you plan to attend the annual meeting in person, please read these proxy materials and cast your vote on the matters that will be presented at the meeting. You may vote your shares through the internet, by telephone, or by mailing the enclosed proxy card. Instructions for our registered stockholders are described under the question “How do I vote?” on page 1 of the proxy statement.

Sincerely,

Todd C. Johnson
Corporate Secretary
Jacksonville, Florida
April 28, 2005
PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE (OR VOTE VIA TELEPHONE OR INTERNET) TO ASSURE REPRESENTATION OF YOUR SHARES.

PROXY STATEMENT
I. GENERAL INFORMATION ABOUT THE ANNUAL MEETING
II. CERTAIN INFORMATION ABOUT OUR DIRECTORS
III. PROPOSAL NO. 1 ELECTION OF DIRECTORS
IV. PROPOSAL NO. 2
RATIFICATION OF INDEPENDENT AUDITORS
V. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND EXECUTIVE OFFICERS
VI. EXECUTIVE OFFICERS, COMPENSATION AND OTHER INFORMATION
PERFORMANCE GRAPH
VII. CORPORATE GOVERNANCE AND RELATED MATTERS
OTHER MATTERS
AVAILABLE INFORMATION

FIDELITY NATIONAL FINANCIAL, INC.
601 Riverside Avenue
Jacksonville, Florida 32204

PROXY STATEMENT

       The enclosed proxy is solicited by the Board of Directors (the “Board”) of Fidelity National Financial, Inc. (the “Company” or “FNF”) for use at the Annual Meeting of Stockholders to be held June 22, 2005 at 9:00 a.m., Eastern Daylight Time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The meeting will be held in the Peninsular Auditorium at 601 Riverside Avenue, Jacksonville, Florida.
      It is anticipated that such proxy, together with this proxy statement, will be first mailed on or about April 29, 2005 to all stockholders entitled to vote at the meeting.
      The Company’s principal executive offices are located at 601 Riverside Avenue, Jacksonville, Florida 32204, and its telephone number at that address is (904) 854-8100.
I. GENERAL INFORMATION ABOUT THE ANNUAL MEETING
      Your shares can be voted at the annual meeting only if you vote by proxy or if you are present and vote in person. Even if you expect to attend the annual meeting, please vote by proxy to assure that your shares will be represented.
      Who is entitled to vote? All record holders of FNF common stock as of the close of business on April 25, 2005 are entitled to vote. On that day, 172,719,198 shares were issued and outstanding and eligible to vote. Each share is entitled to one vote on each matter presented at the annual meeting.
      What shares are covered by the proxy card? The proxy card covers all shares held by you of record (i.e., shares registered in your name), and any shares held for your benefit in FNF’s employee 401(k) plan and Employee Stock Purchase Plan.
      What if I am a beneficial holder rather than an owner of record? If you hold your shares through a broker, bank, or other nominee, you will receive separate instructions from the nominee describing how to vote your shares.
      How do I vote? There are three ways to vote by proxy, other than by attending the annual meeting and voting in person:

•	by mail, using the enclosed proxy card and return envelope;

•	by telephone, using the telephone number printed on the proxy card and following the instructions on the proxy card; or

•	by internet, using a unique password printed on your proxy card and following the instructions on the proxy card.
      What does it mean to vote by proxy? It means that you give someone else the right to vote your shares in accordance with your instructions. In this case, we are asking you to give your proxy to our Chief Executive Officer and Chairman of the Board and to our Vice-Chairman of the Board, who are sometimes referred to as the “proxy holders.” By giving your proxy to the proxy holders, you assure that your vote will be counted even if you are unable to attend the annual meeting. If you give your proxy but do not include specific instructions on how to vote on a particular proposal described in this proxy statement, the proxy holders will vote your shares in accordance with the recommendation of the Board of Directors for such proposal.

      On what am I voting? You will be asked to consider two proposals at the annual meeting.

•	Proposal No. 1 asks you to elect four members of our Board for the next three years.

•	Proposal No. 2 asks you to ratify the appointment of KPMG LLP as the Company’s independent auditors for the 2005 fiscal year.
      What happens if other matters are raised at the meeting? Although we are not aware of any matters to be presented at the annual meeting other than those contained in the Notice of Annual Meeting, if other matters are properly raised at the meeting in accordance with the procedures specified in FNF’s charter and bylaws, all proxies given to the proxy holders will be voted in accordance with their best judgment.
      What if I submit a proxy and later change my mind? If you have submitted your proxy and later wish to revoke it, you may do so by doing one of the following: giving written notice to the Corporate Secretary; submitting another proxy bearing a later date (in any of the permitted forms); or casting a ballot in person at the annual meeting.
      Who will count the votes? FNF’s solicitor, Morrow & Co., will serve as proxy tabulator and count the votes, and the results will be certified by the inspector of election.
      How many votes must each proposal receive to be adopted? The following votes must be received:

•	For Proposal No. 1 regarding the election of directors, the four people receiving the largest number of votes cast at the annual meeting will be elected as directors.

•	For Proposal No. 2, under Delaware law the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote would be required for approval.
      What constitutes a quorum? A quorum is present if a majority of the outstanding shares of common stock entitled to vote is represented. Broker non-votes and abstentions will be counted for purposes of determining whether a quorum is present.
      What are broker non-votes? Broker non-votes occur when nominees, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial holders at least ten days before the meeting. If that happens, the nominees may vote those shares only on matters deemed “routine” by the NYSE, such as election of directors or ratification of auditors. Nominees cannot vote on non-routine matters, unless they receive voting instructions from beneficial holders, resulting in so-called “broker non-votes.” For purposes of the NYSE requirement that the total votes cast represent over fifty percent of all shares entitled to vote on a proposal, broker non-votes will not count as votes cast. For purposes of the Delaware law requirement that the proposals receive the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote, broker non-votes will have no effect.
      What effect does an abstention have? With respect to Proposal No. 1, abstentions or directions to withhold authority will not be included in vote totals and will not affect the outcome of the vote. With respect to Proposal No. 2, for purposes of the Delaware law requirement that a proposal receive the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote, abstentions will have the effect of a vote against the proposals.
      Who pays the cost of soliciting proxies? We pay the cost of the solicitation of proxies, including preparing and mailing the Notice of Annual Meeting of Stockholders, this proxy statement and the proxy card. Following the mailing of this proxy statement, directors, officers and employees of the Company may solicit proxies by telephone, facsimile transmission or other personal contact, for which services such persons will receive no additional compensation. Brokerage houses and other nominees, fiduciaries and custodians who are holders of record of shares of common stock will be requested to forward proxy soliciting material to the beneficial owners of such shares and will be reimbursed by the Company for their charges and expenses in connection therewith at customary and reasonable rates. In addition, the Company has retained Morrow & Co. to assist in the solicitation of proxies for an estimated fee of $10,000 plus reimbursement of expenses.

      What if I share a household with another stockholder? We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our Annual Report and Proxy Statement unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees. Stockholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings. If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of our Annual Reports and/or Proxy Statements, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of the Annual Report or Proxy Statement for your household, please contact our transfer agent, Continental Stock Transfer & Trust (in writing: 17 Battery Place, 8th Floor, New York, NY 10004; by telephone: (212) 509-4000). If you participate in householding and wish to receive a separate copy of the 2004 Annual Report or this Proxy Statement, or if you do not wish to participate in householding and prefer to receive separate copies of future Annual Reports and/or Proxy Statements, please contact Continental Stock Transfer & Trust as indicated above. Beneficial stockholders can request information about householding from their banks, brokers or other holders of record. The Company hereby undertakes to deliver promptly upon written or oral request, a separate copy of the annual report to stockholders, or proxy statement, as applicable, to a Company stockholder at a shared address to which a single copy of the document was delivered.

II. CERTAIN INFORMATION ABOUT OUR DIRECTORS
Information About the Nominees for Election
      The names of the nominees for election as directors of the Company and certain biographical information concerning each of them is set forth below:

			Director
Name	Position With the Company	Age	Since

William P. Foley, II	Chairman of the Board Chief Executive Officer Chairman Executive Committee	60	1984
Frank P. Willey	Vice Chairman of the Board	51	1984
Terry N. Christensen	Director Member Corporate Governance and Nominating Committee Member Executive Committee	64	2002
Thomas M. Hagerty	Director	42	2005
      William P. Foley, II. Mr. Foley is the Chairman of the Board and Chief Executive Officer of the Company, and has served in both capacities since the Company’s formation in 1984. Mr. Foley also served as President of the Company from 1984 until December 31, 1994. Mr. Foley also is currently serving as Chairman of CKE Restaurants, Inc.
      Frank P. Willey. Mr. Willey is the Vice Chairman of the Board of the Company and has been a director since the formation of FNF in 1984. Mr. Willey served as the Company’s President from January 1, 1995 through March 20, 2000. Prior to that, he served as an Executive Vice President and General Counsel of the Company from its formation until December 31, 1994. Mr. Willey also has served in various capacities with subsidiaries and affiliates of FNF since joining the Company in 1984. Presently, Mr. Willey also serves as a director of CKE Restaurants, Inc.
      Terry N. Christensen. Mr. Christensen is the managing partner of Christensen, Miller, Fink, Jacobs, Glaser, Weil & Shapiro, LLP and has been since 1988. Prior to forming the law firm, Mr. Christensen was a consultant to and subsequently the President of Tracinda Corporation. Mr. Christensen currently serves as a director of MGM Grand, Inc., Checkers Drive-In Restaurants, Inc. and Giant Group, Ltd.
      Thomas M. Hagerty. Mr. Hagerty is a Managing Director of Thomas H. Lee Partners, L.P. He has been employed by Thomas H. Lee Partners, L.P. and its predecessor, Thomas H. Lee Company, since 1988. From July 2000 through April 2001, Mr. Hagerty also served as the Interim Chief Financial Officer of Conseco, Inc. On December 17, 2002, Conseco, Inc. voluntarily commenced a case under Chapter 11 of the United States Code in the United States Bankruptcy Court, Northern District of Illinois, Eastern Division. Prior to joining Thomas H. Lee Partners, L.P, Mr. Hagerty was in the mergers and acquisitions department of Morgan Stanley & Co. Incorporated. Mr. Hagerty currently serves as a director of MGIC Investment Corporation, Metris Companies and Syratech Corp.

Information About Our Directors Continuing in Office
Term Expiring 2006

			Director
Name	Position With the Company	Age	Since

John F. Farrell, Jr.	Director Chairman Audit Committee	67	2000
Philip G. Heasley	Director Member Audit Committee Member Executive Committee	55	2000
Daniel D. (Ron) Lane	Director Chairman Corporate Governance and Nominating Committee Member Compensation Committee	70	1989
Willie D. Davis	Director Member Corporate Governance and Nominating Committee Member Compensation Committee	70	2003
      John F. Farrell, Jr. Mr. Farrell is Chairman of Automatic Service Company and has been since 1997. From 1985 through 1994 he was Chairman and Chief Executive Officer of North American Mortgage Company. Mr. Farrell was Chairman of Integrated Acquisition Corporation from 1984 through 1989. He was a partner with Oppenheimer and Company from 1972 through 1981.
      Philip G. Heasley. Mr. Heasley is Chairman and Chief Executive Officer of Paypower LLC and has been since 2003. From 2000 to 2003, he was Chairman and Chief Executive Officer of First USA Bank, the credit card subsidiary of Bank One. Prior to joining First USA, Mr. Heasley spent 13 years in executive positions at U.S. Bancorp, including six years as Vice Chairman and the last two years as President and Chief Operating Officer. Before joining U.S. Bancorp, Mr. Heasley spent 13 years at Citicorp, including three years as President and Chief Operating Officer of Diners Club, Inc. Mr. Heasley currently serves as Chairman of the Board of Visa USA and as a director of Visa International, Fair Isaac Corporation and Ohio Casualty Corporation.
      Daniel D. (Ron) Lane. Since February 1983, Mr. Lane has been a principal, Chairman and Chief Executive Officer of Lane/ Kuhn Pacific, Inc., a corporation that comprises several community development and home building partnerships, all of which are headquartered in Newport Beach, California. He is Vice Chairman of the Board of Directors of CKE Restaurants, Inc. Mr. Lane also serves on the Board of Metalclad Corporation and is active on the Board of Trustees of the University of Southern California.
      Willie D. Davis. Mr. Davis has served as the President and a director of All-Pro Broadcasting, Inc., a holding company that operates several radio stations, since 1976. Mr. Davis currently also serves on the Board of Directors of Checkers Drive-In Restaurants, Inc., Sara Lee Corporation, Dow Chemical Company, MGM, Inc., MGM Grand, Inc., Alliance Bank, Johnson Controls, Inc., Bassett Furniture Industries, Incorporated, Strong Fund and Wisconsin Energies.

Term Expiring 2007

			Director
Name	Position With the Company	Age	Since

William A. Imparato	Director Member Audit Committee Member Compensation Committee	58	1986
Donald M. Koll	Director Member Corporate Governance and Nominating Committee	72	1995
General William Lyon	Director	82	1998
Cary H. Thompson	Director Chairman Compensation Committee Member Executive Committee	48	1992
      William A. Imparato. Mr. Imparato is currently a Partner in Beus Gilbert PLLC and the Managing Member of Tri-Vista Partners, LLC, and has been for more than four years. From June 1990 to December 1993, Mr. Imparato was President of the Company’s wholly-owned real estate subsidiary Manchester Development Corporation. From July 1980 to March 2000 he was a partner in Park West Development Company, a real estate development firm headquartered in Phoenix, Arizona. In March 2000, Mr. Imparato started a new real estate development firm, Tri-Vista Partners LLC, headquartered in Scottsdale, Arizona.
      Donald M. Koll. Mr. Koll is Chairman of the Board and Chief Executive Officer of The Koll Company and has been since its formation on March 26, 1962.
      General William Lyon. General Lyon is Chairman of the Board and Chief Executive Officer of William Lyon Homes, Inc. and affiliated companies, which are headquartered in Newport Beach, California, and has been for more than five years. In 1989, General Lyon formed Air/ Lyon, Inc., which included Elsinore Service Corp. and Martin Aviation at John Wayne Airport. He has been Chairman of the Board of The William Lyon Company since 1985.
      Cary H. Thompson. Mr. Thompson currently is a Senior Managing Director with Bear Stearns & Co. Inc. and has been since 1999. From 1996 to 1999, Mr. Thompson was a director and Chief Executive Officer of Aames Financial Corporation. Prior to joining Aames Financial Corporation, Mr. Thompson served as a managing director of Nat West Capital Markets from May 1994 to June 1996. Mr. Thompson also serves on the Board of Directors of SonicWall Corporation.

III. PROPOSAL NO. 1
ELECTION OF DIRECTORS
      The certificate of incorporation and the bylaws of the Company provide that our Board of Directors shall consist of at least three and no more than fifteen directors. Our directors are divided into three classes, each class as nearly equal in number as possible. The Board determines the number of directors within these limits. The term of office of only one class of directors expires in each year. The directors elected at this annual meeting will hold office for a term of three years or until their successors are elected and qualified. The current number of directors is twelve.
      At this annual meeting, the following persons, each of whom is a current director of the Company, have been nominated to stand for election to the Board for a three-year term expiring in 2008:
William P. Foley, II
Frank P. Willey
Terry N. Christensen
Thomas M. Hagerty
      The Board of Directors believes that each of the nominees will stand for election and will serve if elected as a director.
THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” EACH OF THE LISTED NOMINEES
IV. PROPOSAL NO. 2
RATIFICATION OF INDEPENDENT AUDITORS
General Information About KPMG LLP
      The Audit Committee has appointed KPMG LLP to audit the consolidated financial statements of the Company for the 2005 fiscal year. KPMG LLP or its predecessors have continuously acted as independent auditors for the Company in respect of its fiscal years commencing with the fiscal year ended December 31, 1988. A representative of KPMG LLP is expected to be present at the annual meeting. The representative will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions. For more information concerning KPMG LLP’s engagement by the Company, see the sections of this proxy statement entitled “Report of the Audit Committee” and “Principal Accounting Fees and Services”.
THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR”
THE RATIFICATION OF KPMG LLP AS THE COMPANY’S INDEPENDENT AUDITORS
FOR THE 2005 FISCAL YEAR

V. SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS, DIRECTORS AND EXECUTIVE OFFICERS
Security Ownership of Certain Beneficial Owners
      As of April 7, 2005, based upon filings with the Securities and Exchange Commission, there is no person known to the Company to be the beneficial owner of more than 5% of the Company’s common stock other than as set forth in the “Security Ownership of Management” table below.
Security Ownership of Management
      The following table sets forth the beneficial ownership as of February 28, 2005, of the common stock of the Company by each director, by the director nominees, all executive officers named in the Summary Compensation Table, and all directors and executive officers as a group. The information as to beneficial stock ownership is based on data furnished by the persons concerning whom such information is given.

	Number of		Number of		Percent of
Name	Shares Owned(1)		Options(2)	Total	Total

William P. Foley, II	5,464,857	(3)	3,353,037	8,817,894	4.99%
Frank P. Willey	1,504,601		27,483	1,532,084	*
John F. Farrell, Jr.	10,075		42,566	52,641	*
Terry N. Christensen	6,050		4,583	10,633	*
Philip G. Heasley	31,156		0	31,156	*
William A. Imparato	9,696		86,259	95,955	*
Donald M. Koll	5,500		136,587	142,087	*
Daniel D. (Ron) Lane	139,472		36,343	175,815	*
General William Lyon	20,725		99,984	120,709	*
Willie D. Davis	5,500		57,824	63,324	*
Cary H. Thompson	9,147		34,953	44,100	*
Thomas M. Hagerty	0		0	0	*
Raymond R. Quirk	145,260		373,168	518,428	*
Alan L. Stinson	80,362		324,872	405,234	*
Brent B. Bickett	55,886		298,459	354,345	*
Ernest D. Smith	57,678	(4)	4,368	62,046	*
All directors and officers (16 persons)	7,545,964		4,880,486	12,426,450	6.98%

*	Represents less than 1% of the Company’s common stock.

(1)	Includes unvested restricted shares in the following amounts: Mr. Foley — 165,000; Mr. Willey — 13,200; Messrs. Farrell, Christensen, Heasley, Imparato, Koll, Lane, Lyon, Davis and Thompson — 3,300; Messrs. Quirk, Stinson and Bickett — 23,100; and Mr. Smith — 16,500.

(2)	Represents shares subject to stock options that are exercisable on February 28, 2005 or become exercisable within 60 days of February 28, 2005.

(3)	Included in this amount are 2,449,535 shares held by Folco Development Corporation, of which Mr. Foley and his spouse are the sole stockholders (with shared voting and investment control) and 579,119 shares held by Foley Family Charitable Foundation.

(4)	Included in this amount are 320 shares held by Mr. Smith’s spouse.
      Except as indicated above, all directors and executive officers have sole voting and investment power for the shares of FNF held by them. In connection with the Company’s payment on March 28, 2005 of a special $10 per share dividend to the holders of its common stock, substantially all of the Company’s outstanding stock options were adjusted to avoid dilution. This adjustment involved decreasing the exercise price and increasing the number of shares subject to the option so that (i) the intrinsic value of the option on the day immediately preceding the ex-dividend date and the intrinsic value of the option on the day of the ex-dividend date remain the same, and (ii) the ratio of the exercise price to the market price on the day before and the day of the ex-dividend date remain the same. Neither the foregoing table nor any of the information in this proxy statement relating to the number of options outstanding, the exercise price of outstanding options or the beneficial ownership of stock as of any date prior to March 28, 2005 has been modified to reflect the foregoing adjustment.
VI. EXECUTIVE OFFICERS, COMPENSATION AND OTHER INFORMATION
Information About Our Executive Officers
      The executive officers of the Company as of the date of this Proxy Statement are set forth in the table below. Certain biographical information with respect to those executive officers who do not also serve as directors follows the table. Mr. Foley’s biographical information is on page 4 of this Proxy Statement.

			Employed
Name	Position With the Company	Age	Since

William P. Foley, II	Chairman of the Board and Chief Executive Officer	60	1984
Raymond R. Quirk	President	57	1985
Ernest D. Smith	Executive Vice President of the Company and President of Fidelity Information Services, Inc.	53	1987
Alan L. Stinson	Executive Vice President and Chief Financial Officer	58	1998
Brent B. Bickett	Executive Vice President, Corporate Finance	40	1999
      Raymond R. Quirk. Mr. Quirk became the President of the Company in January 2003. Prior to his position as President, he was the Co-Chief Operating Officer with direct and agency operation responsibilities for Northern California, Oregon, Washington, Hawaii, Texas and the Southeast portion of the United States. Mr. Quirk has held various other positions with the Company since 1985.
      Ernest D. Smith. Mr. Smith has been an Executive Vice President of the Company since 1995 and currently is also serving as the President of Fidelity Information Services, Inc. (“FIS”), a position he has occupied since the Company’s acquisition of FIS in April 2003. Prior to being named the President of FIS, Mr. Smith served as the Co-Chief Operating Officer of the Company from January 2002 to April 2003. He joined Fidelity National Title Insurance Company in 1987 as President of its San Francisco Division.
      Alan L. Stinson. Mr. Stinson joined the Company in October 1998 as Executive Vice President, Financial Operations and assumed the role of Executive Vice President and Chief Financial Officer of the Company in early 1999. Prior to his employment with the Company, Mr. Stinson was Executive Vice President and Chief Financial Officer of Alamo Title Holding Company. From 1968 to 1994, Mr. Stinson was employed by Deloitte & Touche, LLP, where he was a partner from 1980 to 1994.
      Brent B. Bickett. Mr. Bickett is an Executive Vice President, Corporate Finance, of the Company and he has served in that position since 2002. He joined the Company in 1999 as a Senior Vice President, Corporate Finance. From August 1990 until January 1999, Mr. Bickett was a member of the Investment Banking Division of Bear, Stearns & Co., Inc., where he served as a Managing Director of the firm’s real estate, gaming, lodging and leisure group from 1997 until 1999.
Executive Compensation
      The following Summary Compensation Table shows compensation paid by the Company and its subsidiaries to the named executive officers of the Company for all services in all capacities during the years indicated.

Summary Compensation Table
      The following Summary Compensation Table shows compensation paid by the Company and its subsidiaries to the named executive officers of the Company for all services in all capacities during the years indicated.

		Annual Compensation			Long-Term Compensation

					Restricted	Securities
				Other Annual	Stock	Underlying	All Other
	Fiscal	Salary	Bonus	Compensation	Awards	Options	Compensation
Name and Title	Year	($)(1)	($)(2)	($)(3)	($)(4)	(#)(5)	($)(6)

William P. Foley II	2004	991,667	4,600,000	374,065	—	1,000,000	185,024
Chairman, Chief	2003	950,016	3,600,000	687,007	8,257,500	8,250	169,250
Executive Officer	2002	950,016	2,850,000	104,071	—	303,875	146,643
Raymond R. Quirk	2004	606,250	1,210,227	7,304	—	150,000	28,956
President	2003	594,529	1,557,123	89,148	1,156,050	8,250	23,644
	2002	418,764	837,500	6,000	—	101,063	23,019
Ernest D. Smith	2004	600,000	1,200,000	6,000	—	—	45,996
President, FIS and	2003	572,599	1,547,917	72,358	825,750	8,250	38,503
Executive Vice President,	2002	418,764	837,500	6,000	—	87,313	37,616
Alan L. Stinson	2004	458,333	916,667	18,474	—	150,000	9,220
Executive Vice President,	2003	425,000	1,122,947	83,148	1,156,050	—	9,070
Chief Financial Officer	2002	366,674	733,333	—	—	87,313	8,519
Brent B. Bickett	2004	450,000	900,000	—	—	150,000	32,672
Executive Vice President,	2003	375,000	969,234	104,275	1,156,050	8,250	29,047
Corporate Finance	2002	316,667	633,333	—	—	87,312	23,320

(1)	Amounts shown for the indicated fiscal year include amounts deferred at the election of the named executive officer pursuant to the Company’s 401(k) plan.

(2)	Bonuses were awarded during the year following the year to which the bonuses relate, based on an evaluation by the Compensation Committee of the Board of Directors. Amounts shown for the 2002 fiscal year include cash bonus amounts earned and deferred at the election of the named executive officer and utilized to reduce the exercise price of stock options granted to such officer during the subsequent fiscal year pursuant to the 1991 and 2001 Stock Option Plans. Bonus amounts applied to reduce the exercise price of stock option grants awarded and included in this column for 2002, the most recent year for which the options were granted, are as follows: (i) Mr. Foley: $75,000; (ii) Mr. Quirk: $75,000; (iii) Mr. Smith: $75,000; (iv) Mr. Stinson: no bonus deferred; and (v) Mr. Bickett: $75,000. In addition, during 2004, 2003 and 2002 bonus amounts were deferred at the election of the named executive officer and applied to the Company’s Executive Compensation Program in the following amounts: (i) Mr. Foley: $0 — 2004, $0 — 2003, and $500,000 — 2002; (ii) Mr. Quirk: no bonus deferred in 2004, 2003 or 2002; (iii) Mr. Smith: $0 — 2004, $0 — 2003, and $146,500 — 2002; (iv) Mr. Stinson: $0 — 2004, $170,000 — 2003, and $146,667 — 2002; and (v) Mr. Bickett: $0 — 2004, $0 — 2003, and $138,833 — 2002.

(3)	Amounts shown for Mr. Foley include (i) the cost of a Company provided automobile of $9,000 in 2004, $9,750 in 2003 and $9,000 in 2002; (ii) tax and financial planning advice provided by third parties to Mr. Foley and Folco Development Corporation — $25,000 in 2004, $58,078 in 2003, and $57,542 in 2002; (iii) personal use of Company aircraft by Mr. Foley and Folco Development Corporation — $102,515 in 2004; $25,268 in 2003, and $37,529 in 2002; and (iv) deferred compensation payout in 2004 of $237,550. Amounts shown for Mr. Quirk include (i) the cost of a Company provided automobile of $6,000 in 2004, 2003 and 2002; and (ii) personal use of Company aircraft by Mr. Quirk of $1,304 in 2004. Amounts shown for Mr. Smith include (i) the cost of a Company provided automobile of $6,000 in 2004, 2003 and 2002; and (ii) relocation expenses of $6,967 in 2003. Amounts shown for Mr. Stinson include personal use of Company aircraft by Mr. Stinson of $18,474 in 2004. Amounts shown for Mr. Bickett include relocation expenses of $21,127 in 2003. Amounts also include amounts reimbursed during 2003 for the payment of taxes in connection with the restricted stock grant: Mr. Foley: $593,911; Mr. Quirk: $83,148; Mr. Smith: $59,391; Mr. Stinson: $83,148; and Mr. Bickett: $83,148.

(4)	Pursuant to the 2001 Plan, on November 18, 2003 the Company granted rights to Messrs. Foley, Quirk, Smith, Stinson and Bickett to purchase the following number of shares of restricted common stock: Mr Foley — 275,000 shares; Mr. Quirk — 38,500 shares; Mr. Smith — 27,500 shares; Mr Stinson — 38,500 shares; and Mr. Bickett — 38,500 shares. The restricted shares granted vest over a four year period, of which one-fifth vested immediately on the date of grant but were subject to contractual restrictions on transfer for a period of six months from the date of grant. Dividends are paid by the Company on the restricted stock granted. The following are the number and aggregate value of restricted stock holdings as of December 31, 2004: (i) Mr. Foley: 165,000 shares; $7,535,550; (ii) Mr. Quirk: 23,100 shares; $1,054,977; (iii) Mr. Smith: 16,500 shares; $753,555; (iv) Mr. Stinson: 23,100 shares; $1,054,977; and (v) Mr. Bickett: 23,100 shares; $1,054,977.

(5)	The number of securities underlying options has been adjusted to reflect all dividends and stock splits.

(6)	Amounts shown for fiscal 2004 consist of the following: (i) Mr. Foley: Company contribution to 401(k) Plan — $6,150, Company paid life insurance premiums — $116,529 and Company contribution to Employee Stock Purchase Program — $62,345; (ii) Mr. Quirk: no Company contribution to 401(k) Plan, Company paid life insurance premiums — $3,070 and Company contribution to Employee Stock Purchase Program — $25,886; (iii) Mr. Smith: Company contribution to 401(k) Plan — $6,150, Company paid life insurance premiums — $1,642 and Company contribution to Employee Stock Purchase Program — $38,204; (iv) Mr. Stinson: Company contribution to 401(k) Plan — $6,150, Company paid life insurance premiums — $3,070 and no Company contribution to Employee Stock Purchase Program; and (v) Mr. Bickett: Company contribution to 401(k) Plan — $6,150, Company paid life insurance premiums — $116 and Company contribution to Employee Stock Purchase Program — $26,406.
FNF Option Grants
      The following table provides information as to options of common stock granted to the named executive officers during 2004 pursuant to the Company’s 2004 Omnibus Incentive Plan.
Option Grants in Last Fiscal Year

	Individual Grants
						Potential Realizable Value at
	Number of					Assumed Annual Rates of
	Securities	Percentage of				Stock Price Appreciation
	Underlying	Total Options				for Option Term(2)
	Options	Granted to	Exercise or
	Granted	Employees in	Base Price		Expiration	5%	10%
Name	(#)	Fiscal Year	($/share)		Date	($)	($)

William P. Foley II	1,000,000	22.8%	$36.60	(1)	10/15/12	$28,026,667	$56,438,433
Raymond R. Quirk	150,000	3.4%	$36.60	(1)	10/15/12	$4,204,000	$8,465,765
Ernest D. Smith	—	0.0%	n/a		n/a	v	n/a
Alan L. Stinson	150,000	3.4%	$36.60	(1)	10/15/12	$4,204,000	$8,465,765
Brent B. Bickett	150,000	3.4%	$36.60	(1)	10/15/12	$4,204,000	$8,465,765

(1)	The stock options shown in the table above were granted to the named executive officers on October 15, 2004 at an exercise price of $36.60, the fair market value of the Company’s Common Stock on the date of grant. All such options were granted under the Company’s 2004 Omnibus Incentive Plan and vest in three equal annual installments beginning on the first anniversary of the date of grant. Vesting is accelerated upon a change in control of the Company occurring more than one year after grant.

(2)	These are assumed rates of appreciation, and are not intended to forecast future appreciation of the Company’s Common Stock.

FNF Option Exercises and Fiscal Year-End Values
      The following table summarizes information regarding exercises of FNF stock options by the named executive officers during 2004 and unexercised options held by them as of December 31, 2004.
Aggregated FNF Stock Option Exercises
In Last Fiscal Year and Fiscal Year-End Option Values

			Number of Unexercised	Value of Unexercised
	Shares		Options at	In-the-Money Options at
	Acquired on	Value	December 31, 2004	December 31, 2004(1)
	Exercise	Realized	(#)	($)
Name	(#)	($)	Exercisable/ Unexercisable	Exercisable/ Unexercisable

William P. Foley, II	365,382	$10,300,411	3,353,040/1,061,049	$116,503,284	/$10,459,627
Raymond R. Quirk	—	$—	390,097/170,409	$11,940,537	/$1,854,020
Ernest D. Smith	71,947	$1,705,884	14,503/15,826	$329,629	/$394,872
Alan L. Stinson	—	$—	324,873/162,979	$10,032,037	/$1,647,421
Brent B. Bickett	—	$—	298,458/162,979	$9,472,275	/$1,647,421

(1)	In accordance with the rules of the Securities and Exchange Commission, values are calculated by subtracting the exercise price from the fair market value of the underlying common stock. For purposes of this table, the fair market value is deemed to be $45.67, the closing price of the common stock of FNF reported by the New York Stock Exchange on December 31, 2004.
Retirement Benefits
      We maintain an employee stock purchase plan and a 401(k) profit sharing plan covering substantially all of our employees. These plans do not discriminate in favor of directors or executive officers in the nature or level of benefits provided to participants. Additionally, in connection with our merger with Chicago Title, we assumed Chicago Title’s noncontributory defined benefit pension plan (the “Pension Plan”). The Pension Plan covered certain Chicago Title employees and the benefits thereunder were based on years of service and the employee’s average monthly compensation in the highest 60 consecutive calendar months during the 120 months ending at retirement or termination. Effective as of December 31, 2001, the Pension Plan was frozen and there will be no future credit given for years of service or changes in salary. None of the named executive officers were ever participants in the Pension Plan.
      Employee Stock Purchase Plan. In 1987, the stockholders approved the adoption of an Employee Stock Purchase Plan (the “ESPP”). Under the terms of the ESPP and subsequent amendments, eligible employees may voluntarily purchase, at current market prices, shares of the Company’s common stock through payroll deductions. Pursuant to the ESPP, employees may contribute an amount between 3% and 15% of their base salary and certain commissions. The Company contributes varying amounts as specified in the ESPP.
      401(k) Profit Savings Plan. The Company offers a 401(k) Profit Sharing Plan (the “401(k) Plan”), which is a qualified voluntary contribution savings plan, to substantially all of its employees. Eligible employees may contribute up to 15% of their pretax annual compensation, subject to annual limitations imposed by the Internal Revenue Service. The Company matches 50% of each dollar of employee contribution up to 6% of the employee’s total compensation.
Employment Agreements
      William P. Foley, II. The Company entered into a five-year employment agreement with its Chairman and Chief Executive Officer, Mr. Foley, effective March 22, 2001, replacing an existing agreement. Pursuant to his new agreement, his minimum annual base salary is $950,000. The agreement provides for additional incentive compensation in respect of each fiscal year ending during the term thereof in the form of an annual cash bonus as determined in accordance with the Annual Incentive Plan. Pursuant to the Annual Incentive

Plan, the Compensation Committee has approved a formula that awards Mr. Foley for meeting specified performance levels, based on the Company’s return on equity and other specified operational goals. The agreement includes other compensation and executive fringe benefits. There is a change in control provision enabling Mr. Foley to terminate this agreement due to a change in control during the period commencing 60 days and expiring 365 days after such change in control. In the event of termination of the agreement for good reason (defined in the agreement as a change in control) or if Mr. Foley’s employment is terminated following a change of control, under certain circumstances he will receive (i) his salary through the date of termination, (ii) severance pay in an amount equal to his annual salary in effect as of the date of termination plus the total bonus paid or payable to him for the most recent calendar year multiplied by the greater of the number of years remaining in the term of employment, including partial years, or three years, (iii) immediate vesting of all options not vested at the date of termination, and (iv) maintenance of all benefit plans and programs for Mr. Foley for the greater of three years or the number of years (including partial years) remaining in the agreement. The agreement allows the Company to terminate Mr. Foley upon written notice without cause on terms specified in the agreement. Upon Mr. Foley’s death, his estate will receive a payment in the amount of the minimum annual base salary for the remainder of the agreement. Upon incapacity or disability for a continuous period of nine months, the Company may terminate the employment contract with Mr. Foley upon payment of an amount equal to his minimum annual base salary, without offset for the remainder of the agreement.
      Raymond R. Quirk. The Company entered into a three-year employment agreement with Raymond R. Quirk, effective March 20, 2003. Pursuant to this agreement, Mr. Quirk’s minimum base salary is $600,000. His salary may be increased at the discretion of the Compensation Committee of the Board of Directors. Mr. Quirk’s annual bonus will be payable pursuant to the Annual Incentive Plan. The cash bonus payable to Mr. Quirk under the Annual Incentive Plan awards him for meeting specified performance levels based on the Company’s return on equity and specified operational goals. There is a change in control provision enabling Mr. Quirk to terminate this agreement due to a change in control during the period commencing 60 days and expiring 365 days after such change in control. In the event of termination of the agreement for good reason (defined in the agreement as a change in control) or if Mr. Quirk’s employment is terminated following a change in control under certain circumstances, he will receive (i) his minimum annual base salary through the date of termination, (ii) severance pay in an amount equal to his annual salary in effect as of the date of termination or the highest bonus paid or payable to him during the term of the agreement multiplied by the greater of the number of years (including partial years) remaining in the agreement or the number two, and (iii) maintenance of all benefit plans and programs for Mr. Quirk for the greater number of two years or the number of years (including partial years) remaining in the agreement.
      Ernest D. Smith. The Company entered into a three-year employment agreement with Ernest D. Smith effective March 20, 2003. Pursuant to the agreement, Mr. Smith’s minimum base salary for fiscal 2003 is $600,000. His base salary may be increased at the discretion of the Compensation Committee of the Board of Directors. Mr. Smith’s annual bonus will be payable pursuant to the Annual Incentive Plan. The cash bonus payable to Mr. Smith under the Annual Incentive Plan awards him for meeting specified performance levels based on the Company’s return on equity and specified operational goals. There is a change in control provision enabling Mr. Smith to terminate this agreement due to a change in control during the period commencing 60 days and expiring 365 days after such change in control. In the event of termination of the agreement for good reason (defined in the agreement as a change in control) or if Mr. Smith’s employment is terminated following a change in control under certain circumstances, he will receive (i) his minimum annual base salary through the date of termination, (ii) severance pay in an amount equal to the greater of his annual salary in effect as of the date of termination or the highest bonus paid or payable to him during the term of the agreement multiplied by the greater of the number of years (including partial years) remaining in the agreement or the number two, and (iii) maintenance of all benefit plans and programs for Mr. Smith for the greater number of two years or the number of years (including partial years) remaining in the agreement.
      Alan L. Stinson. The Company entered into a three-year employment agreement with Alan L. Stinson effective March 22, 2001, which was subsequently amended to extend the term of the agreement until 2006. Pursuant to the agreement, Mr. Stinson’s minimum base salary for fiscal 2003 is $350,000. His base salary may be increased at the discretion of the Compensation Committee of the Board of Directors. Mr. Stinson’s annual bonus will be payable pursuant to the Annual Incentive Plan. The cash bonus payable to Mr. Stinson under the Annual Incentive Plan awards him for meeting specified performance levels based on the Company’s return on equity and specified operational goals. There is a change in control provision enabling Mr. Stinson to terminate this agreement due to a change in control during the period commencing 60 days and expiring 365 days after such change in control. In the event of termination of the agreement for good reason (defined in the agreement as a change in control) or if Mr. Stinson’s employment is terminated following a change in control under certain circumstances, he will receive (i) his minimum annual base salary through the date of termination, (ii) severance pay in an amount equal to the greater of his annual salary in effect as of the date of termination or the highest bonus paid or payable to him during the term of the agreement multiplied by the greater of the number of years (including partial years) remaining in the agreement or the number two, and (iii) maintenance of all benefit plans and programs for Mr. Stinson for the greater number of two years or the number of years (including partial years) remaining in the agreement.
      Brent B. Bickett. The Company entered into a three-year employment agreement with Brent B. Bickett effective November 11, 2004. Pursuant to the agreement, Mr. Bickett’s minimum base salary for fiscal 2004 is $450,000. His base salary may be increased at the discretion of the Compensation Committee of the Board of Directors. Mr. Bickett’s annual bonus will be payable pursuant to the Annual Incentive Plan. The cash bonus payable to Mr. Bickett under the Annual Incentive Plan awards him for meeting specified performance levels based on the Company’s return on equity and specified operational goals. There is a change in control provision enabling Mr. Bickett to terminate this agreement due to a change in control during the period commencing 60 days and expiring 365 days after such change in control. In the event of termination of the agreement for good reason (defined in the agreement as a change in control) or if Mr. Bickett’s employment is terminated following a change in control under certain circumstances, he will receive (i) his minimum annual base salary through the date of termination, (ii) severance pay in an amount equal to the greater of his annual salary in effect as of the date of termination or the highest bonus paid or payable to him during the term of the agreement multiplied by the greater of the number of years (including partial years) remaining in the agreement or the number two, and (iii) maintenance of all benefit plans and programs for Mr. Bickett for the greater number of two years or the number of years (including partial years) remaining in the agreement.
Report of the Compensation Committee
      This report summarizes the philosophical principles, specific program objectives, and other factors considered by the Compensation Committee in reaching its determinations regarding the compensation of executive officers in 2004, including the basis for compensation of the Chief Executive Officer.
      Purpose of the Compensation Committee. The Compensation Committee’s primary function is to assist the Board of Directors in discharging its responsibilities related to the compensation of the Company’s executive officers and other executives as designated by the Board. The Committee seeks to ensure that the Company’s compensation policies and practices are consistent with the Company’s values and support the successful recruitment, development, and retention of executive talent in order to achieve the Company’s business objectives and optimize long-term financial returns. The Committee’s actions and decisions are presented to the full Board for its consideration.
      During 2004, the Compensation Committee was composed entirely of independent directors, as defined under current New York Stock Exchange listing standards and the Company’s Corporate Governance Guidelines. The Committee engages its own independent consultant to (a) advise it regarding “best practices” in executive compensation, (b) annually review market data to assess the Company’s competitive position and the reasonableness of base salary, annual incentives, long-term incentives and perquisites, and (c) advise it with respect to specific executive compensation decisions. The Committee reviews perquisites as well as employment, severance, or similar arrangements for Company executives and also monitors compliance with the Company’s Stock Ownership Guidelines. After each regular meeting, the Committee holds an executive session of only Committee members.

      The Compensation Committee’s Charter provides greater detail concerning the Committee’s responsibilities and procedures. A copy of the Compensation Committee’s Charter is posted on the Company’s web site at www.fnf.com. Stockholders also may obtain a copy by writing to the Corporate Secretary at the address set forth on the first page of this Proxy Statement.
      Compensation Philosophy. Below is a brief summary of certain basic elements of the Company’s executive compensation philosophy:

1.	Linkage to Company Performance. An essential part of the Company’s executive compensation program is the linkage of compensation to Company performance. Our approach is based on the belief that the interests of executives should be closely aligned with those of the Company’s stockholders. A significant portion of each executive’s total compensation is linked to accomplishing specific, measurable results intended to create value for stockholders in both the short- and long-term. Compensation plans are developed to motivate executives to improve the overall performance and profitability of the Company, and the specific region/unit to which they are assigned. Executives generally will be rewarded only when and if the business goals previously established by management and the Committee have been achieved. Each executive’s individual performance and contribution will be reflected through differentiated salary adjustments and the amount of incentive awards paid, if any. Long-term incentive awards are paid in stock options and restricted stock, further reinforcing the link between the executives’ and stockholders’ interests. Moreover, total compensation must be set at competitive levels to attract the best talent to the Company, motivate employees to perform at their highest levels, reward outstanding achievement, and retain those individuals with the leadership abilities and skills necessary for building long-term stockholder value. A significant part of an executive’s total compensation is variable, at material risk, and tied to both the annual and long-term financial performance of the Company, such as profit, growth, returns, and stockholder value. Stock ownership is also emphasized, so that executives manage from an owner’s perspective. The Committee believes that material stock ownership by executives effectively aligns the interests of those employees with those of stockholders and strongly motivates executives to build long-term share value.

2.	Stock Ownership Guidelines. The Committee and the Board feel strongly that the best way to reinforce the link between executives and stockholders is to require that executives own a significant amount of Company common stock. As a result, the Committee has established formal stock ownership guidelines for all corporate officers, including the named executive officers, and members of the Board. A copy of the Company’s stock ownership guidelines is posted on the Company’s website at www.fnf.com. As evidence of their commitment to these guidelines, each named executive officer currently holds more than their respective guideline amount. The guidelines, including those applicable to non-employee directors, are as follows:

Position	Minimum Aggregate Value

Chairman and CEO	5 times base salary
Other Officers	2 times base salary
Members of the Board	2 times annual retainer

3.	Expensing of Stock Options. The Company elected, beginning in 2003, to treat stock options and restricted stock as an expense under Financial Accounting Standard 123. The Committee and Board believe that this treatment reflects greater accuracy and transparency of the cost of these incentives and promotes better corporate governance.

4.	Repricing of Stock Options. The Company’s policy is to prohibit the repricing of stock options. Our compensation plans contain that prohibition.

5.	Dilution from Equity-Based Compensation. The Compensation Committee reviews potential shareholder dilution that may occur as a result of grants under our equity-based compensation programs. Based on a discussion with our compensation consultant and Institutional Shareholder Services (ISS) and a review of competitive market data, we believe that the potential dilution is within the range prevailing among other public companies relevant to compare to the Company.

6.	Perquisites. It is our philosophy to provide few perquisites to executives. In general, the perquisites we provide are intended to help executives be more productive and efficient or to protect the company and the executive from certain business risks and potential terrorist threats. In 2004, certain executive officers received the following perquisites: assistance with financial planning, reimbursement for an automobile lease payment, personal use of a Company airplane, country club membership, and an annual physical exam. Our review of competitive market data indicates that the perquisites provided to executives are reasonable and within market practice.

7.	Employment Contracts. Certain senior officers, including those reported in the Summary Compensation Table, have employment agreements with the Company. The main purpose of the employment agreements is to protect the Company from certain business risks (threats from competitors, loss of confidentiality or trade secrets, disparagement, solicitation of customers and employees) and to define the Company’s right to terminate the employment relation. The employment agreements also protect the executive from certain risks, such as a change in control of the Company and death or disability.

8.	Compensation Deductibility Policy. Section 162(m) of the Internal Revenue Code limits the Company from deducting compensation paid in any year to a named executive officer in excess of $1 million, but does not subject performance-based compensation to this limit. The Committee continues to emphasize performance-based compensation for executives, thus minimizing the effect of Section 162(m). However, the Committee believes that its primary responsibility is to provide a compensation program that attracts, retains, and rewards the executive talent necessary for the Company’s success. Consequently, in any year the Committee may authorize nonperformance-based compensation that is not fully deductible under Section 162(m).
      Components of Executive Compensation. The main components of the executive compensation program are base salary, annual performance bonus plan, stock options, and restricted stock. The Compensation Committee determines the amount of compensation under each component based on the appropriate ratio between performance-based compensation and other forms of compensation, the level of responsibility and individual contribution of the executive officer, and competitive practice in the marketplace for similar executives from companies of similar size and complexity as FNF.

1.	Base salary. When establishing base salaries for executives, consideration is given to compensation paid for similar positions at companies included in compensation surveys. In addition, other factors such as individual performance, potential for future advancement, specific job responsibilities, and length of time in their current position will influence the final determination for individual executives.

2.	Annual performance bonus. Annual performance incentive awards for executive officers are provided in order to promote the achievement of the Company’s short-term business objectives that are important to executing its business strategy. For 2004, the Committee established a fixed percentage of base salary as an executive’s target annual incentive opportunity, which ranged from 75% to 160% of base salary. For each executive, actual payout may range from zero to two times (three times for Mr. Foley) the target incentive opportunity, depending on achievement of goals, with payments increasing as performance improves. No bonus payment will be made to the executive officer, however, if a defined, minimum performance threshold is not attained.

At the beginning of each year, the Committee establishes performance targets and also sets a minimum performance level that must be achieved before any awards can be paid, giving consideration to the Company’s prior year’s performance and objectives as well as to investor expectations for the Company in the upcoming year. Additionally, individual performance goals may be established for each executive. Annual incentive awards for 2004 were based on meeting weighted objectives for return on equity, revenue growth, and other key strategic objectives. As in previous years, management recommended that the Compensation Committee establish aggressive performance targets for 2004. At the end of 2004, we reviewed the Company’s overall operating performance and determined that financial results for the performance goals were above target performance requirements. The Company had another year of outstanding performance for 2004. Shareholder return (i.e., stock price appreciation plus dividends) was over 30% for 2004. For the two year period of 2003 and 2004, shareholder return was over 95%. The Company increased its market capitalization by over $2.0 billion for 2004. For 2003 and 2004, market capitalization increased by over $5.5 billion. Furthermore, the Company outperformed its peers in the title industry on key dimensions of financial performance and shareholder return. The management team also initiated the major elements of its recapitalization strategy.

3.	Stock options and restricted stock. Key objectives of the stock-based incentive plans are to help FNF attract and retain outstanding employees and to promote the growth and success of the Company’s business by aligning the financial interests of these employees with the Company’s stockholders. The plans authorize the Compensation Committee to grant stock options, restricted stock, stock appreciation rights, and other stock awards to employees of FNF. The plans also authorize the payment of dividends or dividend equivalents on any grants of restricted stock or stock options.

In 2004, the Compensation Committee authorized a grant of stock options to the executive officers. These options have an exercise price equal to the market price of the Company’s common stock on the grant date, vest over three years based on continued employment, and expire eight years after the grant date. Stock options encourage executives to become owners of FNF, which further aligns their interests with those of the stockholders. Furthermore, these options have value to the executives only if the price of the Company’s stock appreciates after the options are granted. In contrast, restricted stock grants were made to executives in 2003 instead of stock options. The 2003 restricted stock grants vest over four years. The Compensation Committee believes that the stock option grant, in combination with the 2003 restricted stock grant, provides a balanced approach with regard to equity-based compensation and maintains a reasonable level of equity dilution for our stockholders. Executives have the right to dividends payable on the restricted stock and the stock-based incentive plans allow the Company to pay dividends on certain stock options held by executives.

We have also authorized benefit programs for executive officers, which are intended to be comparable in scope to benefits provided by public companies of the size and character of FNF.
      Chief Executive Officer Compensation. The Chief Executive Officer participates in the same programs and receives compensation based on the same factors as the other executive officers. However, Mr. Foley’s overall compensation reflects his greater degree of policy and decision-making authority and higher level of responsibility with respect to the strategic direction and financial and operational results of the Company.
      In determining Mr. Foley’s compensation, the Compensation Committee and the Board focused on competitive levels of compensation for CEOs managing companies of similar size and complexity and the importance of retaining a chief executive officer with the strategic, financial, and leadership skills to ensure the continued growth and success of the Company. Mr. Foley’s base salary and annual incentive target opportunity are close to the marketplace average for companies of similar size and complexity (based on compensation surveys). His equity-based compensation for 2004 was above the marketplace average, allowing him to earn above average compensation if supported by the Company’s performance.
      During 2004, Mr. Foley continued to demonstrate strong leadership and vision for the Company, to implement key strategic initiatives that strengthen FNF and increase stockholder value, and to enhance the Company’s competitiveness. The Company had another year of outstanding performance for 2004. Shareholder return was over 30% for 2004. For the two year period of 2003 and 2004, shareholder return was over 95%. Further, under his leadership, the Company increased its market capitalization by approximately $2.25 billion for 2004. For 2003 and 2004, market capitalization increased by approximately $6 billion. Furthermore, the Company outperformed its peers in the title industry on key dimensions of financial performance and shareholder return. Mr. Foley also lead the implementation of major elements of the Company’s recapitalization strategy.
      For 2004, Mr. Foley’s base salary was increased approximately 5%, from $950,000 to $1,000,000 per year. His 2004 annual incentive was higher than his 2003 level, reflecting the outstanding achievements of FNF (some of which are described in the prior paragraph) and Mr. Foley personally. He was granted 1,000,000 stock options at fair market value, which vest over a three year period. The grant reflects the Compensation Committee’s view of the value of his long-term contribution to and leadership of FNF, the Compensation

Committee’s and the Board’s desire to retain Mr. Foley and foster his desire to exceed our expectations, and competitive marketplace practices.
      This report is respectfully submitted by the members of the Compensation Committee of the Board of Directors as of December 31, 2004:

The Compensation Committee

Cary H. Thompson, Chairman
Daniel D. (Ron) Lane
William A. Imparato
Willie D. Davis
Compensation Committee Interlocks and Insider Participation
      The Compensation Committee is currently composed of Cary H. Thompson, Daniel D. (Ron) Lane, William A. Imparato and Willie D. Davis. During fiscal 2004, no member of the Compensation Committee was a former or current officer or employee of the Company or any of its subsidiaries, other than Mr. Imparato, who was President of a subsidiary of the Company from June 1990 to December 1993. In addition, during 2004, no executive officer of the Company served (i) as a member of the compensation committee or board of directors of another entity, one of whose executive officers served on the Compensation Committee, or (ii) as a member of the compensation committee of another entity, one of whose executive officers served on the Board of Directors.
      Terry N. Christensen was a member of the Compensation Committee until April 2004. Mr. Christensen is the managing partner of the law firm Christensen, Miller, Fink, Jacobs, Glaser, Weil & Shapiro, LLP. During 2004, Christensen Miller represented the Company and its subsidiaries in various lawsuits. The total fees received by Christensen Miller during 2004 were approximately $1.98 million. In the opinion of management, the terms of these transactions were fair to the Company and substantially the same as could have been obtained in transactions with unaffiliated parties.

Performance Graph
      Set forth below is a graph comparing cumulative total stockholder return on the Company’s common stock against the cumulative total return on the S & P 500 Index and against the cumulative total return of a peer group index consisting of certain companies in the primary industry in which the Company competes (SIC code 6361 — Title Insurance) for the five-year period ending December 31, 2004. This peer group consists of the following companies: First American Corporation, LandAmerica Financial Group, Inc. and Stewart Information Services Corp. The peer group comparison has been weighted based on the Company’s stock market capitalization. The graph assumes an initial investment of $100.00 on December 31, 1999, with dividends reinvested over the periods indicated.
PERFORMANCE GRAPH
Comparison of 5 Year Cumulative Total Returns
Among Fidelity National Financial, Inc., the S&P 500 Index
and a Peer Group

	1999	2000	2001	2002	2003	2004

Fidelity National Financial Inc.	100	261.22	195.94	289.51	437.44	578.08
S&P 500 Index	100	90.90	80.09	62.39	80.29	89.03
Peer Group	100	243.76	154.92	185.11	272.37	309.52
ASSUMES $100 INVESTED ON DECEMBER 31, 1999
ASSUMES DIVIDENDS REINVESTED
FISCAL YEAR ENDING DECEMBER 31, 2004

VII. CORPORATE GOVERNANCE AND RELATED MATTERS
Corporate Governance Guidelines
      Our Board of Directors adopted a set of Corporate Governance Guidelines in April 2004 to provide, along with the charters of the Board committees, a framework for the functioning of the Board and its committees and to establish a common set of expectations as to how the Board should perform its functions. The Corporate Governance Guidelines address the composition of the Board, the selection of directors, the functioning of the Board, the committees of the Board, the evaluation and compensation of directors and the expectations of directors, including ethics and conflicts of interest. These guidelines specifically provide that a majority of the members of the Board must be outside directors who the Board has determined have no material relationship with the Company and who otherwise meet the independence criteria established by the New York Stock Exchange (the “NYSE”). The Board intends to review these guidelines and other aspects of the Company’s governance at least annually. A copy of the Company’s Corporate Governance Guidelines is available for review on the Company’s website at www.fnf.com. Stockholders may also obtain a copy by writing to the Corporate Secretary at the address set forth on the first page of this Proxy Statement.
Code of Ethics and Business Conduct
      Our Board of Directors has adopted a Code of Ethics for Senior Financial Officers, which is applicable to our chief executive officer, our chief financial officer and our chief accounting officer, and a Code of Business Conduct and Ethics, which is applicable to all directors, officers and employees of the Company. The purpose of these codes is to (i) promote honest and ethical conduct, including the ethical handling of conflicts of interest; (ii) promote full, fair, accurate, timely and understandable disclosure; (iii) promote compliance with applicable laws and governmental rules and regulations; (iv) ensure the protection of the Company’s legitimate business interests, including corporate opportunities, assets and confidential information; and (v) deter wrongdoing. Our codes of ethics and business conduct were adopted to reinvigorate and renew our commitment to the Company’s longstanding standards for ethical business practices. Our reputation for integrity is one of our most important assets and each of our employees and directors is expected to contribute to the care and preservation of that asset. Under our codes of ethics, an amendment to or a waiver or modification of any ethics policy applicable to our directors or executive officers must be disclosed to the extent required under SEC and/or NYSE rules.
      Copies of our Code of Business Conduct and Ethics and our Code of Ethics for Senior Financial Officers are available for review on our website at www.fnf.com. Stockholders may also obtain a copy of any of these codes by writing to the Corporate Secretary at the address set forth on the first page of this Proxy Statement.
The Board and Its Committees
      During 2004, nine of the eleven members of our Board of Directors (i.e., all directors other than Mr. Foley and Mr. Willey) were non-employees. Based on the recommendations of the Corporate Governance and Nominating Committee, the Board determined that all of the non-employee members of the Board during 2004 were independent under the criteria established by the NYSE and our Corporate Governance Guidelines. Mr. Hagerty was appointed to the Board on January 25, 2005 and the Board has not yet made a determination concerning his independence. Our Board met ten times in 2004 and each member of the Board of Directors attended all of the meetings, except for Mr. Koll and Mr. Lyon, who attended 80% of the meetings. Our non-management directors also met periodically in executive sessions without management. In accordance with our Corporate Governance Guidelines, at each meeting a member of the Governance and Nominating Committee is designated by the other non-management directors to preside as the lead director during that session. In the past, we have not as a general matter required our Board members to attend our annual meeting of stockholders, although three of our directors did attend our 2004 annual meeting. Under our Corporate Governance Guidelines, which were adopted in April of 2004, directors are now encouraged to attend our annual meeting of stockholders.
      The Board has four standing committees, namely an Audit Committee, a Compensation Committee, a Corporate Governance and Nominating Committee and an Executive Committee. The charter of each of the

Audit, Compensation and Corporate Governance and Nominating Committees is available on our website at www.fnf.com. Stockholders also may obtain a copy of any of these charters by writing to the Corporate Secretary at the address set forth on the first page of this Proxy Statement.
Corporate Governance and Nominating Committee
      The members of the Corporate Governance and Nominating Committee in 2004 were Daniel D. (Ron) Lane, Terry N. Christensen, Willie D. Davis and Donald M. Koll. Each of Messrs. Lane, Christensen, Davis and Koll was deemed to be independent by the Board, as required by the NYSE. The Corporate Governance and Nominating Committee met two times in 2004, and each of the members of the committee attended each meeting. The primary functions of the Corporate Governance and Nominating Committee, as identified in its charter, are:

•	identifying individuals qualified to become members of the Board and making recommendations to the Board regarding nominees for election;

•	developing and recommending to the Board a set of corporate governance principles applicable to the Company and reviewing such principles at least annually;

•	developing and recommending to the Board standards to be applied in making determinations as to the absence of material relationships between the Company and a director;

•	adopting, revising and overseeing the Board’s criteria for selecting new directors;

•	establishing procedures for the Corporate Governance and Nominating Committee to exercise oversight of the evaluation of the Board and management;

•	evaluating, at least annually, the performance of the Corporate Governance and Nominating Committee;

•	considering nominees recommended by stockholders; and

•	assisting management in the preparation of the disclosure in the Company’s annual proxy statement regarding the operations of the Corporate Governance and Nominating Committee.
      In fulfilling its duty to recommend nominees for election as directors, the committee considers, among other things, the following criteria:

•	personal qualities and characteristics, accomplishments and reputation in the business community;

•	current knowledge and contacts in the communities in which the Company does business and in the Company’s industry or other industries relevant to the Company’s business;

•	ability and willingness to commit adequate time to Board and committee matters;

•	the fit of the individual’s skills and personality with those of other directors and potential directors in building a Board that is effective, collegial and responsive to the needs of the Company; and

•	diversity of viewpoints, background, experience and other demographics.
      The Corporate Governance and Nominating Committee would consider qualified candidates for directors suggested by our stockholders. To date, no such suggestions have been received. Stockholders can suggest qualified candidates for director to the Corporate Governance and Nominating Committee by writing to our Corporate Secretary at 601 Riverside Avenue, Jacksonville, Florida 32204. The submission should provide a brief description of the qualifications of the candidate. Submissions that meet the criteria outlined above and in the Corporate Governance Guidelines will be forwarded to the Chairman of the Corporate Governance and Nominating Committee for further review and consideration.

Audit Committee
      The members of the Audit Committee in 2004 were John F. Farrell, Jr. (Chairman), William A. Imparato and Philip G. Heasley. The Board has determined that each of the Audit Committee members is financially literate and independent as required by the rules of the SEC and the NYSE, and that each of Messrs. Farrell and Heasley is an audit committee financial expert, as defined by the rules of the SEC. The Audit Committee met twenty-nine times in 2004 and each of the members attended all of the meetings except for Mr. Heasley, who missed one meeting. The primary functions of the Audit Committee include:

•	appointing, compensating and overseeing the Company’s independent auditor;

•	overseeing the integrity of the Company’s financial statements and the Company’s compliance with legal and regulatory requirements;

•	discussing the annual audited financial statements and quarterly financial statements with management and the independent auditors, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operation”;

•	establishing procedures for receiving, processing and retaining complaints (including anonymous complaints) received by the Company concerning accounting controls or auditing issues;

•	engaging independent advisers, such as legal counsel and accounting advisers, as needed, to assist the Audit Committee in meeting its obligations;

•	approving any significant non-audit relationship with the Company’s independent auditors;

•	approving audit and non-audit services provided by the Company’s independent auditor;

•	discussing earnings press releases and financial information provided to analysts and rating agencies;

•	discussing policies with respect to risk assessment and risk management;

•	meeting, separately and periodically, with management, internal auditors and independent auditors;

•	evaluating, at least annually, the performance of the audit committee; and

•	producing an annual report for inclusion in the Company’s proxy statement, in accordance with applicable rules and regulations.
      The Audit Committee is a separately-designated standing committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. Please refer to the section of this proxy statement entitled “Report of the Audit Committee” for more information on the responsibilities of the Audit Committee.
Compensation Committee
      The members of the Compensation Committee in 2004 were Cary H. Thompson (Chairman), Daniel D. (Ron) Lane, Terry N. Christensen, William A. Imparato and Willie D. Davis. Mr. Christensen served until April 2004, when the Board restructured the membership of the Committee by adding Mr. Imparato and Mr. Davis. Each of Messrs. Thompson, Lane, Christensen, Imparato and Davis was deemed to be independent by the Board, as required by the NYSE. The Compensation Committee met six times in 2004, and each of the members of the committee attended each meeting. The functions of the Compensation Committee include the following:

•	discharging the Board’s responsibilities relating to compensation of the Company’s executives;

•	reviewing and approving corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluating the Chief Executive Officer’s performance in light of those goals and objectives, and setting the Chief Executive Officer’s compensation level based on this evaluation;

•	making recommendations to the Board with respect to incentive-compensation plans and equity-based plans;

•	evaluating, at least annually, the performance of the Compensation Committee; and

•	producing an annual report on executive compensation for inclusion in the Company’s proxy statement, in accordance with applicable rules and regulations.
      For more information regarding the responsibilities of the Compensation Committee, please refer to the section of this proxy statement entitled “Report of the Compensation Committee.”
Executive Committee
      The members of the Executive Committee in 2004 were William P. Foley, II, Cary H. Thompson, Philip G. Heasley and Terry N. Christensen. The Executive Committee may invoke all of the power and authority of the Board in the management of the Company to the extent delegated by the Board and not otherwise prohibited by law. The Executive Committee did not meet in 2004.
Contacting the Board of Directors
      Any stockholder or other interested person who desires to contact any member of the Board of Directors or the non-management members of the Board of Directors as a group may do so by writing to: Board of Directors, c/o Corporate Secretary, Fidelity National Financial, Inc., 601 Riverside Avenue, Jacksonville, FL 32204. Communications received are distributed by the Corporate Secretary to the appropriate member or members of the Board.
Directors’ Compensation
      Directors who also are officers of the Company do not receive any compensation for acting as directors, except for reimbursement of reasonable expenses, if any, incurred in attending Board meetings. Non-employee directors participate in a compensation program that is designed to achieve the following goals: fairly pay directors for work required by a company of FNF’s size, complexity, and scope; align directors’ interest with the long-term interests of the Company’s stockholders; provide a level of pay that is competitive with the marketplace for companies of similar size and complexity to FNF; and maintain a simple format that is transparent and easy for shareholders to understand. For 2004, non-employee directors received the following:

•	An annual retainer of $30,000;

•	A per meeting fee of $2,500 for each Board meeting attended;

•	An annual retainer of $5,000 for service on any Board committee (except Audit) or a $7,500 annual retainer if chair of any committee (except Audit);

•	An annual retainer of $7,500 for service on the Audit committee or a $15,000 annual retainer if chair of the Audit committee;

•	A per meeting fee of $1,500 for each committee meeting attended (except Audit which has a per meeting fee of $3,000);

•	Expenses of attending Board and committee meetings; and

•	In addition, on October 15, 2004, each non-employee director received options to acquire 16,250 shares of the Company’s common stock. The options were granted at an exercise price of $36.60, which was the closing price of the Company’s common stock on the New York Stock Exchange on the date of grant. The options vest in three equal annual installments beginning on the first anniversary of the date of grant and are exercisable for a period of eight years. Vesting is accelerated upon a change in control of the Company.
      The Company also adopted stock ownership guidelines for its directors. Each director is encouraged to own shares of Company common stock with a value equal to two times the annual retainer.

Report of the Audit Committee
      The Audit Committee of the Board of Directors submits the following report on the performance of certain of its responsibilities for the year 2004:
      The primary function of our Audit Committee is oversight of the Company’s financial reporting process, public financial reports, internal accounting and financial controls, and the independent audit of the annual consolidated financial statements. Our Audit Committee acts under a written charter, which was amended in 2004 and subsequently approved by our Board of Directors. We review the adequacy of our charter at least annually. Our Audit Committee is comprised of the three directors named below, each of whom has been determined by the Board to be independent as defined by the recently revised New York Stock Exchange independence standards. In addition, our Board of Directors has designated each of John F. Farrell, Jr. and Philip G. Heasley as an audit committee financial expert as defined by SEC rules.
      In performing our oversight function, we reviewed and discussed with management and KPMG LLP, our independent auditors, the audited financial statements of the Company as of and for the year ended December 31, 2004. Management and KPMG LLP reported to us that the Company’s consolidated financial statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of the Company and its subsidiaries in conformity with generally accepted accounting principles. We also discussed with KPMG LLP matters covered by the Statement on Auditing Standards No. 61 (Communication with Audit Committees). Additionally, we reviewed and discussed management’s report on internal controls over financial reporting and the related audit performed by KPMG LLP, which confirmed the effectiveness of the Company’s internal controls over financial reporting.
      We have received and reviewed the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and have discussed with them their independence. In addition, we have considered whether KPMG LLP’s provision of non-audit services to the Company is compatible with their independence.
      SEC rules require that, before a company’s independent auditor is engaged to provide any audit or permissible non-audit services, the engagement must be pre-approved by the audit committee or entered into pursuant to pre-approval policies and procedures established by the audit committee. The Company’s Audit Committee has not established a pre-approval policy at this time. Rather, the Audit Committee as a whole reviews and pre-approves all audit and permissible non-audit services to be provided by KPMG LLP.
      Finally, we discussed with the Company’s internal auditors and KPMG LLP the overall scope and plans for their respective audits. We met with KPMG LLP at each meeting, both with and without management present. Our discussions with them included the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.
      Based on the reviews and discussions referred to above, we recommended to our Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended 2004 and that KPMG LLP be appointed independent auditors for the Company for 2005.
      In carrying out our responsibilities, we look to management and the independent auditors. Management is responsible for the preparation and fair presentation of the Company’s financial statements and for maintaining effective internal control. Management is also responsible for assessing and maintaining the effectiveness of internal control over the financial reporting process in compliance with Sarbanes-Oxley Section 404 requirements. The independent auditors are responsible for auditing the Company’s annual financial statements and expressing an opinion as to whether the statements are fairly stated in conformity with generally accepted accounting principles. In addition, the independent auditors are responsible for auditing the Company’s internal controls over financial reporting and for expressing opinions on both the effectiveness of controls and management’s assertion as to this effectiveness. The independent auditors perform their responsibilities in accordance with the standards of the Public Company Accounting Oversight Board. Our members are not professionally engaged in the practice of accounting or auditing, and are not experts under the Securities Act of 1933 in either of those fields or in auditor independence.

      The foregoing report is provided by the following independent directors, who constitute the Committee:

Audit Committee

John F. Farrell, Jr., Chairman
Philip G. Heasley
William A. Imparato
Principal Accounting Fees and Services
      In accordance with the requirements of the Sarbanes-Oxley Act of 2002, all audit and audit-related work and all non-audit work performed by the Company’s independent auditor, KPMG LLP, is approved in advance by the Audit Committee, including the proposed fees for such work.
      The Company incurred the following fees for audit and other services performed by KPMG LLP with respect to fiscal years 2004 and 2003:

	2004	2003

	(Amount in
	thousands)
Audit fees(1)	$7,386	$2,424
Audit related fees(2)	346	468
Tax fees(3)	199	96
All other fees(4)	35	436

	$7,966	$3,424

(1)	Audit fees consisted principally of fees for the audits, including statutory audits of subsidiaries, and quarterly reviews, including billings for out of pocket expenses, and fees related to the review of registration statements for various transactions.

(2)	Audit related fees in 2004 and 2003 consisted principally of fees for Sarbanes-Oxley 404 documentation assistance services and fees for audits of employee benefit plans.

(3)	Tax fees, other than those included in “Audit fees” and “Audit related fees”, consisted principally of fees for tax compliance, tax planning and tax advice.

(4)	All other services consisted principally of information technology risk assessment services.
Certain Relationships and Related Transactions
      Mr. Christensen is the managing partner of the law firm Christensen, Miller, Fink, Jacobs, Glaser, Weil & Shapiro, LLP. During 2004, Christensen Miller represented the Company and its subsidiaries in various lawsuits. The total fees received by Christensen Miller during 2004 were approximately $1.98 million. In the opinion of management, the terms of these transactions were fair to the Company and substantially the same as could have been obtained in transactions with unaffiliated parties.
      Mr. Hagerty is a Managing Director of Thomas H. Lee Partners, L.P. On December 23, 2004, the Company entered into a definitive Stock Purchase Agreement (the “Purchase Agreement”), among the Company, Fidelity National Information Services, Inc., a wholly-owned subsidiary of the Company (“FNIS”), certain affiliates of Thomas H. Lee Partners, L.P. (the “THL Entities”) and others. The Purchase Agreement provided the terms upon which FNIS agreed to sell a 25 percent minority equity interest in its common stock to the THL Entities and the other purchasers under the Purchase Agreement for a purchase price of $500,000,000 (the “Transaction”). The Transaction closed on March 9, 2005 and the THL Entities acquired 22,500,000 shares of the common stock of FNIS ( or 11.25% of the total shares outstanding) for $225,000,000. In connection with the closing of the Transaction, FNIS entered into a Management Agreement with THL Managers V, LLC, an affiliate of Thomas H. Lee Partners, L.P, under which THL Managers V, LLC will provide FNIS with advice and analysis, including advice with respect to debt facilities and arrangements and other matters. In exchange for these services, THL Managers V, LLC received a one-time fee of $11,718,750 and will receive an annual management fee of $1,250,000 per year during the term of the Management Agreement. FNIS also reimbursed transaction-related expenses of the THL Entities and the other investors in the aggregate amount of $54.7 million and paid and will pay certain fees to the other investors.
Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16 of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers and directors to file reports of their ownership, and changes in ownership, of the Company’s common stock with the SEC. Executive officers and directors are required by the SEC’s regulations to furnish the Company with copies of all forms they file pursuant to Section 16 and the Company is required to report in this Proxy Statement any failure of its directors and executive officers to file by the relevant due date any of these reports during fiscal year 2004. Based solely upon a review of the copies of the reports received by it, the Company believes that all such filing requirements were satisfied.
Shareholder Proposals for the 2006 Annual Meeting
      Any proposal that a stockholder wishes to be considered for inclusion in the Proxy and Proxy Statement relating to the Annual Meeting of Stockholders to be held in 2006 must be received by the Company no later than December 30, 2005. Any other proposal that a stockholder wishes to bring before the 2006 Annual Meeting of Stockholders without inclusion of such proposal in the Company’s proxy materials must also be received by the Company no later than December 30, 2005. All proposals must comply with the applicable requirements or conditions established by the Securities and Exchange Commission and Article II, Section 7 and Article III, Section 2(c) of the Company’s bylaws, which requires among other things, certain information to be provided in connection with the submission of stockholder proposals. All proposals must be directed to the Secretary of the Company at 601 Riverside Avenue, Jacksonville, Florida 32204. The persons designated as proxies by the Company in connection with the 2006 Annual Meeting of Stockholders will have discretionary voting authority with respect to any stockholder proposal for which the Company does not receive timely notice.
OTHER MATTERS
      The Company knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, the enclosed proxy card confers discretionary authority on the persons named in the enclosed proxy card to vote as they deem appropriate on such matters. It is the intention of the persons named in the enclosed proxy card to vote the shares in accordance with their best judgment.

AVAILABLE INFORMATION
      The Company files Annual Reports on Form 10-K with the Securities and Exchange Commission. A copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2004 (except for certain exhibits thereto), may be obtained, free of charge, upon written request by any stockholder to Fidelity National Financial, Inc., 601 Riverside Avenue, Jacksonville, Florida 32204, Attention: Investor Relations. Copies of all exhibits to the Annual Report on Form 10-K are available upon a similar request, subject to reimbursing the Company for its expenses in supplying any exhibit.

By Order of the Board of Directors

William P. Foley, II
Chairman of the Board and
Chief Executive Officer
Dated: April 28, 2005

FIDELITY NATIONAL FINANCIAL, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF
STOCKHOLDERS TO BE HELD JUNE 22, 2005

     The undersigned hereby appoints William P. Foley, II and Frank P. Willey, and each of them, as Proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of common stock of Fidelity National Financial, Inc. held of record by the undersigned as of April 25, 2005, at the Annual Meeting of Stockholders to be held at 9:00 a.m., eastern time in the Peninsular Auditorium at 601 Riverside Avenue, Jacksonville, FL 32204 on June 22, 2005, or any adjournment thereof.

     This instruction and proxy card is also solicited by the Board of Directors of Fidelity National Financial, Inc. (the “Company”) for use at the Annual Meeting of Stockholders on June 22, 2005 at 9:00 a.m., eastern time from persons who participate in either (1) the Fidelity National Financial, Inc. 401(k) Profit Sharing Plan (the “401(k) Plan”), or (2) the Fidelity National Financial, Inc. Employee Stock Purchase Plan (the “ESPP”), or (3) both the 401(k) Plan and the ESPP.

     By signing this instruction and proxy card, the undersigned hereby instructs Wells Fargo Bank Minnesota, N.A., Trustee for the 401(k) Plan and the ESPP, to exercise the voting rights relating to any shares of common stock of Fidelity National Financial, Inc. allocable to his or her account(s) as of April 25, 2005. For shares voted by mail, this instruction and proxy card is to be returned to the tabulation agent (c/o Proxy Services, P.O. Box 2022, Jersey City, NJ 07304) by June 17, 2005. For shares voted by phone or internet, the deadline is 11:59 PM on June 17, 2005. For the 401(k) Plan, the Trustee will tabulate the votes received from all participants received by the deadline and will determine the ratio of votes for and against each item. The Trustee will then vote all shares held in the 401(k) Plan according to these ratios. For the ESPP, the Trustee will vote only those shares that are properly voted by ESPP participants.

(Continued on reverse side)

▲ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▲

YOUR VOTE IS IMPORTANT!

You can vote in one of three ways:

1.	Call toll-free 1-800-868-4256 on a Touch-Tone telephone and follow the instructions on the reverse side. There is NO CHARGE to you for this call.

or

2.	Vote by Internet at our Internet Address: www.proxyvoting.com/FNF

or

3.	Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

PLEASE VOTE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES AND PROPOSAL 2

Please mark
your vote
like this.

☒

1.	To elect to the Board of Directors.

	☐ FOR all nominees listed below ☐	WITHHOLD AUTHORITY
	(except as marked to the	to vote for all nominees
	contrary below)	listed below

01 William P. Foley, II
02 Frank P. Willey
03 Terry N. Christensen
04 Thomas M. Hagerty

INSTRUCTION: To withhold authority to vote for any individual nominee strike a line through the nominee’s name above

		FOR	AGAINST	ABSTAIN
2.	To ratify the appointment of KPMG LLP as our independent auditors for the 2005 fiscal year.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting thereof.

THE PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2.

Date:	2005

Signature:

Signature:

Please date and sign exactly as the name appears on this proxy. When shares are held by more than one owner, all should sign. When signing as attorney, executor, administrator; trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or authorized officer. If a partnership, please sign in partnership name by authorized person.

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

Your telephone or internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your instruction form.

VOTE BY PHONE:	You will be asked to enter a CONTROL NUMBER which is located in the lower right hand corner of this form.

OPTION A:	To vote as the Board of Directors recommends on ALL proposals; Press 1.

OPTION B:	If you choose to vote on each proposal separately, press 0. You will hear these instructions:

Item 1: To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0. The instructions are the same for all remaining items to be voted.

When asked, please confirm your vote by Pressing 1.

VOTE BY INTERNET:	THE WEB ADDRESS IS www.proxyvoting.com/FNF

IF YOU VOTE BY PHONE OR INTERNET — DO NOT MAIL THE PROXY CARD.

THANK YOU FOR VOTING.

Call ** Toll Free ** On a Touch-Tone Telephone
1-800-868-4256 — ANYTIME
There is NO CHARGE to you for this call.

CONTROL NUMBER
for Telephone/Internet Voting